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                                                                   EXHIBIT 10.31

                          TARGET GENE LICENSE AGREEMENT

         This Target Gene License Agreement ("Agreement") is made as of January 1, 1999 (the "Effective Date") by and between Introgen Therapeutics, Inc., a Delaware corporation ("Introgen"), and Gendux, Inc., a Delaware corporation ("Gendux").

                                   BACKGROUND

         A. Introgen and Gendux are parties to that certain Administrative Services and Management Agreement of even date herewith (the "Services Agreement"), pursuant to which Introgen will provide certain administrative and management services, all as set forth therein;

         B. Introgen controls rights to certain genes;

         C. Gendux desires to obtain from Introgen a license to certain of such genes, and an assignment of Introgen's rights in certain other of such genes, all on the terms and conditions set forth below; and

         D. The parties desire that Gendux commercialize such genes for applications within the Field (as defined below). In this connection, Introgen and Gendux have entered into that certain Delivery Technology License Agreement of even date herewith (the "DTLA Agreement"), pursuant to which Introgen licensed certain gene therapy technologies and rights to Gendux, all on the terms and conditions set forth therein, and that certain Research and Development Agreement of even date herewith (the "Development Agreement"), pursuant to which Introgen has agreed to assist Gendux in performing a certain developmental research program within the Field, all as set forth therein.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and undertakings herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated:

         1.1 "Affiliate" shall mean any entity which controls, is controlled by or is under common control with Introgen or Gendux. For purposes of this definition, "control" shall mean beneficial ownership (direct or indirect) of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Notwithstanding the foregoing, neither Introgen nor Gendux shall be deemed to be an Affiliate of the other for purposes of this Agreement.



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         1.2 "Agreement Product" shall mean any product, composition or material the development, manufacture, use or sale of which incorporates, utilizes, is derived from, or is otherwise based upon the Subject Genes.

         1.3 "Assigned Rights" shall mean all rights and obligations of Introgen in and to those agreements listed on Exhibit A hereto (collectively, the "Assigned Agreements").

         1.4 "Completion" shall be deemed to occur, subject to the terms of
Section 5.3 with respect to a particular phase for an Agreement Product, upon the earlier of: (i) when all patients called for in the protocol for such phase clinical trials have been dosed and all patient follow-up as defined in such protocol has been completed or (ii) initiation of a later phase clinical trial for the same Agreement Product.

         1.6 "Control" shall mean, except only for the purposes of Section 1.1 above, possession of the ability to grant a license or sublicense under this Agreement without violating the terms of any agreement or other arrangement with a third party.

         1.7 "Field" shall mean [*].

         1.8 "First Financing" shall mean the closing of the sale and/or issuance of equity and/or debt securities by Gendux, as a result of which the cumulative total of cash proceeds from such financings received by Gendux exceeds [*].

         1.9 "Licensed Patents" shall mean any and all rights in all worldwide patents and patent applications that are Controlled by Introgen during the term of this Agreement, to the extent the same claim and disclose the composition of a Licensed Gene.

         1.10 "Major Country" shall mean [*] or a [*].

         1.11 "Manufacturing Costs" shall mean, with respect to an Agreement Product, the costs that are incurred by Introgen, or its respective Affiliate, associated with the manufacture, filling, packaging, labeling and/or other preparation of such Agreement Product, as determined in accordance with generally accepted accounting principles in the United States.

         1.12 "Net Sales" shall mean the total amount invoiced to non-Affiliate third parties on sales of Agreement Products by Gendux, its Affiliates, or Sublicensees, less the following reasonable and customary deductions: (i) all trade, cash and quantity credits, discounts, refunds or rebates actually allowed to the customer; (ii) amounts for claims, allowances or credits for returns, and retroactive price reductions actually allowed to the customer; (iii) handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), in each case to the

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extent stated separately on the invoice and paid by the customer; and (iv)
provisions for uncollectable accounts determined in accordance with reasonable accounting practices, consistently applied to all products of the selling party. For the removal of doubt, Net Sales shall not include sales by Gendux to its Affiliates for resale, provided that if Gendux sells an Agreement Product to an Affiliate for resale, Net Sales shall include the amounts invoiced by such Affiliate to third parties on the resale of such Agreement Product.

         1.13 "Own" shall mean possession of the ability to assign, as provided for herein, all of one's rights without violating the terms of an agreement with a third party.

         1.14 "Related Materials" shall mean technical information, processes, procedures, compositions, biological materials, data and know-how related to the Licensed Genes that Introgen provides to Gendux in connection with this Agreement, in each case to the extent the same are Controlled by Introgen.

         1.15 "Subject Genes" shall mean the Licensed Patents, the Assigned Rights, and the Related Materials.

         1.16 "Sublicensee" shall mean any non-Affiliate third party to whom Gendux has granted, directly or indirectly, a right or license to market, sell or distribute Agreement Products.

         1.17 "Target Genes" shall mean (i) the genes PTEN, C-CAM, DBCCR1, RSK-3, and (ii) any other genes substituted or added to this Agreement upon the written mutual agreement of the parties hereto. The Target Genes consist of both Licensed Genes and Assigned Genes, where:

                  (i) "Assigned Genes" shall mean those Target Genes listed on Exhibit A hereto, as amended from time to time; and

                  (ii) "Licensed Genes" shall mean those Target Genes listed on Exhibit B hereto, as amended from time to time.

         1.18 "Third Party Agreements" shall mean collectively those agreements between Introgen and a third party pursuant to which Introgen obtained rights to the Subject Genes.

                                   ARTICLE 2
                                    LICENSE

         2.1 Grant. Introgen hereby grants to Gendux a worldwide, exclusive (except as otherwise expressly provided in Section 2.4 below), royalty-bearing license under the Licensed Patents and Related Materials to make, use, import and sell Agreement Products, in each case for purposes solely within the Field.



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         2.2 Assignment. Promptly following the Effective Date, Introgen agrees to assign to Gendux the Assigned Rights, to the extent that Introgen has the right to do so. In the event that Introgen does not have the right to do so as of the Effective Date, Introgen agrees to use commercially reasonable to obtain such right, and upon obtaining such right, to assign the particular Assigned Rights to Gendux.

         2.3 Sublicenses. Gendux may grant sublicenses within the scope of the license granted to Gendux under Section 2.1 above to the extent necessary or useful for exercising such license. Gendux agrees to provide to Introgen a copy of any agreement pursuant to which a sublicense is granted to the Licensed Patents or Related Materials or pursuant to which a sublicense is granted under the Assigned Rights, promptly after the signing of such agreement.

         2.4 Restrictions. Notwithstanding Sections 2.1, 2.2 or 2.3 above, Gendux covenants not to manufacture or have manufactured Agreement Products (or to grant any third party the right to manufacture or have manufactured Agreement Products) except to the extent expressly permitted in Section 4.3 below. In such event, Introgen shall provide to Gendux copies of all documentation within Introgen's Control that is reasonably necessary for Gendux to manufacture or have manufactured Agreement Products in accordance with Section 4.3 below, and shall reasonably cooperate with Gendux to establish supply thereof, including sources of materials. Without limiting the foregoing, in the event that Gendux has any Agreement Product manufactured by a third party, such third party shall enter into a confidentiality agreement with Introgen to protect against the unauthorized use and disclosure of Introgen's Confidential Information.

         2.5 Development License. It is understood that Introgen retains a royalty-free license to the Subject Genes for purposes of performing its duties under the Development Agreement.

         2.6 No Implied Licenses. Nothing herein shall be construed as granting to either party, by implication, estoppel or otherwise, any license or other right to any intellectual property of the other party other than those rights expressly granted herein. Without limiting the foregoing provision of this
Section 2.6, nothing herein shall be deemed to grant to Gendux rights with respect to any gene other than a Target Gene, or for any product that includes any subject matter not expressly included within the Field.

                                   ARTICLE 3
                  PATENT EXPENSES, ROYALTY PAYMENTS AND REPORTS

         3.1 Royalty. In consideration of the rights and licenses granted by Introgen to Gendux under this Agreement, except as otherwise provided in this
Article 3, Gendux shall pay to Introgen running royalties equal to [*] of Net Sales by Gendux, its Affiliates or Sublicensees of Agreement Products.

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                  3.1.1 Royalty Term. The obligation of Gendux to pay royalties under this Article 3 shall continue with respect to each Agreement Product, on a country-by-country basis, until the later of (i) the expiration of the last-to-expire patent within the Licensed Patents or Assigned Rights covering such Agreement Product in such country; or (ii) the abandonment, cancellation or withdrawal of the last pending application for a patent within the Licensed Patents or Assigned Rights covering such Agreement Product in such country; or
(iii) [*] after the date of the first full commercial sale of such Agreement Product in such country.

                  3.1.2 DTLA Royalties. It is understood and agreed that

Gendux's total royalty obligation under this Agreement and the DTLA shall not exceed a cumulative total of [*] of Net Sales and [*].

                  3.1.3 Combination Products. In the event that an Agreement Product is sold in combination with another product or pharmaceutically active ingredient which is not an Agreement Product or a Licensed Product (as defined in the DTLA), Net Sales for purposes of calculating the amounts due under
Section 3.1 above shall be allocated between said Agreement Product and such other product or pharmaceutically active ingredient, as mutually agreed by Introgen and Gendux.

         3.2 Sublicense Revenues.

                  3.2.1 General. In addition to the amounts due under Section
3.1 above, Gendux shall pay to Introgen [*] of all fees or other consideration (other than running royalties calculated on Net Sales of an Agreement Product) received by Gendux from its Sublicensees (including, without limitation, up-front fees and milestone payments), [*]. Without limiting the foregoing, in the event that Introgen and Gendux enter into an agreement such that Introgen licenses certain genes from Gendux, the parties will negotiate in good faith with respect to Sublicense revenues on terms substantially similar to those set forth in this Section 3.2.

                  3.2.2 Coordination with DTLA. In the event that Gendux receives sublicense fees as described in Section 3.2 of the DTLA in connection with Sublicense under this Agreement, Introgen shall not be entitled to receive more than [*] of the total amounts received for such a combined Sublicense of the rights under this Agreement and under the DTLA.

                  3.2.3 Cap. It is understood that such Development Costs will not exceed [*].

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         3.3 Third Party Payments.

                  3.3.1 Generally. Gendux shall promptly reimburse Introgen for any amounts paid or payable by Introgen to third parties pursuant to a Third Party Agreement, including without limitation any royalties, patent expenses, license fees or milestone payments due to such third parties. Without limiting the foregoing, it is understood that all [*].

                  3.3.2 Payment; Reports. If Introgen is obligated to pay amounts to a third party pursuant to a Third Party Agreement subject to reimbursement pursuant to Section 3.3.1 above, Introgen shall notify Gendux reasonably in advance, and Gendux shall reimburse its share of such payments by the earlier of (i) ten (10) days before such amounts are payable to such third party or (ii) thirty (30) days after receipt of notice therefor. In addition, to the extent that Introgen is obligated to provide reports to a third party pursuant to a Third Party Agreement, Gendux shall reasonably assist Introgen by providing information in its possession or control and in sufficient detail to complete and submit such reports as required.

         3.4 Royalty Reports and Payments. After the first sale of an Agreement Product by Gendux, its Affiliates or Sublicensees, Gendux shall deliver to Introgen within forty-five (45) days after the end of each calendar quarter, a written report, certified by an officer of Gendux, setting forth in reasonable detail the calculation of the royalties due to Introgen for such calendar quarter, which calculation shall include, without limitation, the number, description, and aggregate Net Sales of Agreement Products sold during such calendar quarter. Simultaneously with the delivery of each such report, Gendux shall pay to Introgen the total royalties, if any, due to Introgen for the period of such report. If no royalties are due, Gendux shall so report. All financial information contained in reports provided to Introgen pursuant to this
Section 3.4 shall be treated as Confidential Information of Gendux pursuant to
Article 11.

         3.5 Payment Method. All amounts payable under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Introgen. All dollar amounts specified in this Agreement are expressed, and all payments hereunder shall be made, in U.S. dollars. Any payments or portions thereof due under this Agreement which are not paid on the date such payments are due under this Agreement shall, to the extent permitted by applicable law, bear interest at the U.S. prime rate per annum quoted in the "Money Rates" column of The Wall Street Journal (U.S.), on the first business day after such payment is due, calculated on the number of days such payment is delinquent.

         3.6 Currency Conversion. If Gendux receives revenues from Net Sales of Agreement Products in currency other than U.S. dollars, for purposes of calculating royalties hereunder, such revenues shall be converted using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal (U.S.) for the last business day of the applicable calendar quarter.


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             separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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         3.7 Records; Inspection. Gendux shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of account and records for the purpose of determining the amounts payable pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a representative or agent of Introgen for the purpose of verifying the amounts payable by Gendux hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Introgen's representative or agent will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Introgen shall bear the costs and expenses of inspections conducted under this Section 3.7, unless a variation or error producing an underpayment in amounts payable exceeding ten percent (10%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts that are discovered shall be paid by Gendux, together with interest on such unpaid amounts at the rate specified in Section
3.5 above.

         3.8 Taxes. All payments by Gendux specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any taxes. Any such taxes (including, without limitation, foreign withholding taxes) which are otherwise imposed on payments to Introgen shall be the sole responsibility of Gendux. Gendux shall provide Introgen with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by Introgen to establish that such taxes have been paid. If Introgen has the legal obligation to collect and/or pay any sales, use, excise or value added taxes, the appropriate amount shall be added to Gendux's invoice and paid by Gendux, unless Gendux provides Introgen with a valid tax exemption certificate authorized by the appropriate taxing authority.

                                   ARTICLE 4
                              MANUFACTURING RIGHTS

         4.1 Manufacture and Supply. Subject to Section 4.3 below, Introgen shall have the worldwide, exclusive right to manufacture, or have manufactured, and supply to Gendux Agreement Products for use or sale in the Field, and except as set forth below, Gendux shall purchase exclusively from Introgen all of Gendux', its Affiliates' and Sublicensees' requirements of Agreement Products. It is understood that Introgen may, at its election, engage subcontractors with respect to the manufacture of Agreement Products for supply to Gendux.

         4.2 Transfer Price. Agreement Products to be supplied by Introgen to Gendux for use or sale within the Field shall be supplied at a price equal to Introgen's Manufacturing Costs therefor [*]; provided, however, that with respect to Agreement Products used for clinical research and regulatory affairs necessary to obtain the government approvals required to market such Agreement Products, the price will be equal to Introgen's Manufacturing Costs thereof [*]. Notwithstanding the foregoing, as long as Introgen owns [*] or more of the fully diluted capitalization of Gendux, the


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price will be equal to Introgen's Manufacturing Costs therefor [*]. Without limiting the foregoing, in the event that Introgen and Gendux enter into an agreement such that Gendux supplies products similar to Agreement Products to Introgen, the parties will negotiate in good faith with respect to the transfer price of such Agreement Products on terms substantially similar to those set forth in this Section 4.2.

         4.3 Gendux Right to Supply. In the event that Introgen elects not to supply quantities of Agreement Products within the Field, or fails to supply such quantities under the terms and conditions established under Section 4.4 below, Gendux shall have the right to manufacture, or have manufactured, and supply (and/or to authorize its Sublicensees to do so, subject to Section 2.4 above) the quantities that Introgen so elects not to or fails to supply, for use or sale (as the case may be) within the Field.

         4.4 Supply Agreement. Upon request by Introgen or Gendux, the parties shall enter into a supply agreement on reasonable and customary terms with respect to the supply arrangements contemplated in this Article 4.

                                   ARTICLE 5
                                 DUE DILIGENCE

         5.1 Due Diligence. Gendux shall use its best efforts, itself or though a Sublicensee on a worldwide basis, to develop for commercial sale, obtain regulatory approval to market, and to market, promote and distribute Agreement Products for each of the Target Genes, in each case as soon as practicable. Any efforts of Gendux's Sublicensees shall be considered efforts of Gendux for the sole purpose of determining Gendux's compliance with its obligation under this
Section 5.1.

         5.2 Progress Reports. Upon request by Introgen, Gendux shall provide Introgen on each December 1 with written progress reports, summarizing in reasonable detail the progress of the development, evaluation, testing and commercialization of each Agreement Product.

         5.3 Milestones.

                  5.3.1 PTEN; C-CAM. With respect to each Agreement Product based upon PTEN or C-CAM, Gendux shall accomplish each of the following milestones on or before the times set forth below:

Initiation of [*] clinical trials
in a Major Country:                                           [*]


Initiation of [*] clinical trials
in a Major Country:                                           [*]



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
Initiation of [*] clinical trials
in a Major Country:                                           The earlier of [*]

Filing of [*] in a Major Country:                             The earlier of [*]


                  5.3.2 DBCCR1; RSK-3. With respect to each Agreement Product based upon DBCCR1 or RSK-3, Gendux shall accomplish each of the following milestones on or before the times set forth below:

Initiation of [*] clinical trials
in a Major Country:                                           [*]

Initiation of [*] clinical trials                             [*]

Initiation of [*] clinical trials
in a Major Country:                                           [*]

Filing of [*] in a Major Country:                             [*]

         5.4 Failure to Meet Milestones. In the event Gendux fails to meet the milestones of Section 5.3 with respect to any Agreement Product, Gendux's rights and license with respect to such Agreement Product shall terminate, Gendux shall promptly re-assign to Introgen all of the Assigned Rights relating to such Agreement Product, and Introgen shall have the exclusive right to manufacture, market, sell and distribute such Agreement Product. Notwithstanding the foregoing, Gendux's rights to any Agreement Product shall not terminate by reason of a delay in meeting one or



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more of the foregoing milestones, to the extent that circumstances outside of
Gendux's reasonable control (i.e., legal requirements to suspend clinical trials or the like) require such delay. However, it is understood that a decision not to proceed or to delay proceeding based on lower than expected efficacy, or any other factors that may affect the likelihood of approval or marketability of the Agreement Product, shall not be deemed a circumstance beyond Gendux's reasonable control.

                                   ARTICLE 6
                              TERM AND TERMINATION

         6.1 Term. Unless terminated earlier pursuant to this Article 6, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last patent application within the Licensed Patents or Assigned Rights, whichever is later.


         6.2 Termination by Introgen. In the event the First Financing does not occur on or before July 1, 2000, Introgen may terminate this Agreement upon written notice.


         6.3 Termination for Breach. Either Gendux or Introgen may terminate this Agreement, in the event the other shall have materially breached or defaulted in the performance of any of its obligations hereunder and such breach shall have continued for thirty (30) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. For such purposes, breach of the DTLA, the Development Agreement or the Services Agreement shall be deemed a breach of this Agreement.

         6.4 Survival.

                  6.4.1 Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                  6.4.2 In the event this Agreement is terminated for any reason, Gendux and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Agreement Products then on hand within one hundred twenty (120) days of such termination, all subject to the payment to Introgen of fees and royalties pursuant to Article 3 hereof.

                  6.4.3 Articles 1, 8, 9, 10, 11 and 12 and Sections 3.7 and 6.4 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 6, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.




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                  6.4.4 In addition, upon any termination of this Agreement,
Gendux shall promptly re-assign to Introgen all of the Assigned Rights. In the event that Gendux does not have the right to do so under the agreements comprising the Assigned Rights, Gendux shall use its best efforts to obtain such right as soon as possible, and upon obtaining such right, Gendux shall re-assign the particular Assigned Rights to Introgen. Gendux hereby grants to Introgen a worldwide right and sublicense, including the right to grant and authorize further sublicenses, to practice and exercise for all purposes the Assigned Rights; provided that Introgen agrees not to exercise such right and sublicense during the term of this Agreement.

                  6.4.5 Following the re-assignment of the Assigned Rights by Gendux to Introgen pursuant to Section 6.4.4 above, Introgen agrees to pay to Gendux running royalties equal to [*] of Net Sales by Introgen, its Affiliates or Sublicensees of Agreement Products covered by such Assigned Rights, under the same principles set forth in Section 3.1 above (as applicable), [*].

                                   ARTICLE 7
                           INFRINGEMENT BY THIRD PARTY

         7.1 Enforcement. During the term of this Agreement, in the event that Gendux reasonably believes that any Licensed Patent is being infringed or otherwise misappropriated by a third party by reason of the manufacture or sale of a product within the Field, Gendux shall promptly notify Introgen in writing. In the event Introgen does not initiate an action to enforce such Licensed Patent against a commercially significant infringement in the Field by a third party within one hundred eighty (180) days of a written request by Gendux to do so, Gendux may initiate such action with Introgen's prior written consent. Any amount recovered in such action shall first be applied to reimburse the out-of-pocket costs of such action and the remainder shall be [*].

         7.2 Defense. If Gendux, its Affiliate, Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Licensed Patents or that otherwise cover the manufacture, use, distribution or sale of an Agreement Product, Gendux will promptly notify Introgen in writing. As between the parties to this Agreement, Gendux will be entitled to control the defense in any such action, provided that Introgen shall have the right to participate in the defense or settlement thereof at its own expense with counsel of its own choosing. Except as agreed in writing by Introgen, Gendux shall not enter into any settlement of any such action if such settlement admits the unpatentability, invalidity or unenforceability of any Licensed Patent. Gendux agrees to keep Introgen reasonably informed of all developments in connection with any such action.



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         7.3 Cooperation. In any suit, action or other proceeding in connection with defense of the Licensed Patents, Introgen shall reasonably cooperate with Gendux with respect to such proceeding, at Gendux's expense. In any suit, action or other proceeding in connection with enforcement of the Licensed Patents, Gendux shall reasonably cooperate with Introgen with respect to such proceeding, at Introgen's expense.

         7.4 Patent Prosecution.

                  7.4.1 Prosecution by Introgen. Introgen shall have the right, at its option, to control the filing for, prosecution and maintenance of the Licensed Patents. Upon request by Gendux from time to time, Introgen shall advise Gendux as to the status of any particular patent or patent application within the Licensed Patents within the Field.

                  7.4.2 Prosecution by Gendux. If Introgen elects not to file, prosecute or maintain any patent application or issued patent within the Licensed Patents or pay any fee related thereto, in any country, Introgen shall promptly notify Gendux of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, upon notice to Introgen, Gendux shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such patent applications or patents within the Licensed Patents at its own expense. In the event that Gendux takes over the filing, prosecution and/or maintenance of any such patent application or patent within the Licensed Patents, Gendux shall keep Introgen reasonably informed on matters regarding such filing, prosecution and maintenance. Without limiting the foregoing, Gendux shall consult with Introgen in a timely manner concerning (i) the scope and content of patent applications within the Licensed Patents prior to filing such applications, and (ii) the content of and proposed responses to official actions of the U.S. Patent and Trademark Offices and foreign patent offices during the prosecution of such patent applications. For purposes of this
Section 7.4.2, "timely" shall mean sufficiently in advance of any decisions by Gendux or any deadline imposed upon written response by Gendux so as to allow Introgen to review such decision and/or written response and also provide comments to Gendux in advance of such decision or deadline.

                  7.4.3 Other. If Gendux elects not to file, prosecute or maintain any patent application or issued patent within the Licensed Patents or pay any fee related thereto, in any country, Gendux shall promptly notify Introgen of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecuting or maintenance of such patent application or patent. In such event, upon notice to Gendux, Introgen shall have the right, at its option, to take over the filing, prosecution and/or maintenance of any such patent application or patent within the Licensed Patents at its own expense.

         In addition if during the exercise of its rights under Section 7.4.2 above, Gendux fails, in Introgen's judgment, to appropriately file, prosecute or maintain any particular patent or patent application within the Licensed Patents, then upon notice from Introgen, Gendux's right to file, prosecute and/or maintain such patent or patent application shall terminate and Introgen shall have the right, at its option, to control the filing, prosecution and/or maintenance of such patent or patent application within the Licensed Patents at its own expense. In such event, Gendux shall cooperate and take all steps necessary to transfer to Introgen the filing, prosecution and/or maintenance of such patent or patent application within the Licensed Patents.

         7.5 No Implied Obligations. Neither party has any obligation to bring or prosecute actions or suits against any third party for patent infringement. Notwithstanding the foregoing, it is understood that the parties' rights and obligations hereunder are subject to the Third Party Agreements.

                                   ARTICLE 8
                           INSURANCE; INDEMNIFICATION

         8.1 Insurance. Gendux shall secure and maintain in effect during the term of this Agreement and for a period of three (3) years thereafter insurance policy(ies) underwritten by a reputable insurance company and in a form and having limits standard and customary for entities in the biotechnology industry for exposures related to Gendux's indemnification obligations pursuant to this
Article 8 below. Such insurance shall include general liability, clinical trial liability and product liability coverage with respect to the development and commercialization of Agreement Products and shall name the Indemnitees (as defined below) as additional insureds thereunder. Upon request by Introgen, Gendux shall provide to Introgen certificates of insurance evidencing the coverage required above.

         8.2 Indemnification. Gendux shall indemnify each of Introgen and its directors, officers and employees and the successors and assigns of the foregoing (collectively, the "Indemnitees"), and hold each Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any Indemnitee arising from or occurring as a result any claim, action, suit, or other proceeding brought by third parties against an Indemnitee arising from or occurring as a result of (i) the exercise of the rights granted to Gendux under
Section 2.1, including without limitation product liability claims relating to any Agreement Product used, sold or otherwise distributed by or on behalf of Gendux or its Affiliates or (ii) Introgen's performance of its responsibilities with respect to the R&D Program (as defined in the Development Agreement) or the manufacture and supply of Agreement Products hereunder or (iii) the gross negligence or willful tortious misconduct of Gendux or any of its directors, officers or employees or the successors or assigns of any of the foregoing. Notwithstanding the foregoing, Gendux shall have no obligation under this
Section 8.2 with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses to the extent the same is caused by the gross negligence or willful tortious misconduct of an Indemnitee.

         8.3 Procedure. An Indemnitee that intends to claim indemnification under this Article 8 shall: (i) promptly notify Gendux in writing of any claim, action, suit, or other proceeding brought by third parties in respect of which the Indemnitee intends to claim such indemnification; (ii) provide Gendux sole control of the defense and/or settlement thereof, and (iii) provide Gendux, at Gendux's request and expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, the indemnity obligation in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Gendux, to the extent such consent is not withheld unreasonably or delayed. Without limiting the foregoing provisions of this Section 8.3, Gendux shall keep Introgen reasonably informed of the progress of any claim, suit or proceeding under this
Section 8.3 and Introgen shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense.

                                   ARTICLE 9
                                  USE OF NAMES


         Except as required by law or in the normal course of business identification and description, neither party shall issue any press release or other public statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other party, without the prior written approval of such other party, which approval shall not be unreasonably withheld.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

         10.1 Introgen. Introgen hereby represents and warrants to Gendux that
(i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant during the term of this Agreement any rights in the Subject Genes in the Field that are inconsistent with the rights and licenses granted to Gendux herein; and (iii) to its knowledge, there are no claims of any third parties pending against it that would call into question its right to grant to Gendux the rights and licenses contemplated hereunder.

         10.2 Gendux. Gendux hereby represents and warrants to Introgen that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant during the term of this Agreement any rights in conflict with the rights and licenses granted herein; and (iii) to its knowledge, there are no claims of any third parties pending against it that would call into question its right to enter into and perform its obligations under this Agreement.

         10.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION, THE SUPPLY AND DEVELOPMENT OF

AGREEMENT PRODUCTS, THE AGREEMENT PRODUCTS THEMSELVES AND THE SUBJECT GENES,
AND INTROGEN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE PATENT RIGHTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                   ARTICLE 11
                                 CONFIDENTIALITY

         11.1 Confidential Information. Except as expressly provided herein, each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed by the other party in writing and marked "confidential" or that is disclosed orally and confirmed in writing as confidential within a reasonable time following such disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any information that, in each case as demonstrated by contemporaneous written documentation: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure hereunder, or (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party, or (iii) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party, or (iv) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or (v) was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

         11.2 Permitted Usage. Notwithstanding the provisions of Section 11.1 above, each party may use or disclose the other party's Confidential Information to the extent such use and disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities conducting clinical trials or exercising its rights hereunder (including granting any permitted sublicenses); provided that if a party is legally required to make any public disclosures of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

                                   ARTICLE 12
                                     GENERAL


         12.1 Improvements. Gendux hereby grants to Introgen a worldwide, perpetual, fully paid-up, license for all purposes, with the right to grant and authorize sublicenses, under any and all improvements to the Subject Genes (including, without limitation, improvements to any subject matter covered by the Assigned Rights), which improvements are made by Gendux or by third parties on behalf or under the authority of Gendux. As used herein, "improvements" to the Subject Genes shall mean any invention, biological material or other subject matter that is made using, or derived in whole or in part from, the Subject Genes and shall in any event be deemed to include (without limiting the foregoing) any invention, material and subject matter useful in connection with a Target Gene or gene therapy; it being further understood that the license granted in this Section 12.1 shall extend to all patent and other rights in such improvements. Gendux agrees to (i) promptly notify Introgen of any such improvements, (ii) provide with such notice samples in reasonable quantities of any tangible materials within such improvements, and
(iii) keep Introgen fully informed of the status of any patents and patent applications with respect to such improvements. Introgen agrees not to exercise such license during the term of this Agreement with respect to any improvement that consists of a modification of a Target Gene for so long as Gendux retains its exclusive rights under the Licensed Patents or Assigned Rights with respect to such Target Gene. It is understood that the license granted herein shall be exclusive, but to the extent and during such period that Introgen agrees not to exercise such license, this license shall be deemed to be nonexclusive.

         12.2 Independent Contractors. The relationship of Gendux and Introgen established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between the parties. Neither party shall have any express or implied right, power or authority to assume, create or incur any expense, liability or obligation on behalf of or in the name of the other party.

         12.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except as required by securities or other applicable laws and (subject to reasonable conditions of confidentiality) to prospective and other investors and such party's accountants, attorneys and other professional advisors.

         12.4 Assignment. This Agreement shall not be assignable by either party to any third party without the prior written consent of the other party hereto, except that either party may assign this Agreement without the other party's consent to an entity that acquires all or substantially all of the business or assets of the assigning party, in each case whether by sale, merger, transfer of assets, operation of law or otherwise; provided that in either case, such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Without limiting the foregoing, in the event of such merger or transfer or acquisition of assets, no intellectual property rights of the assignee or its affiliate shall be included in the Licensed Patents, Related Materials, Assigned Rights or Subject Genes, to the extent that such intellectual property rights were owned or Controlled by the assignee or its affiliate prior to such merger or transfer or acquisition of assets, or are created outside the Development Agreement or by personnel who were not employees of assigning party prior to the merger or transfer or acquisition of assets. Upon a permitted assignment of this Agreement, all references herein to the assigning party shall be deemed references to the assignee. Any assignment not permitted under this Section 12.4 shall be null and void.

         12.5 Force Majeure. Nonperformance of either party (except for payment of amounts due hereunder) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason, including failure of suppliers, where failure to perform is beyond the reasonable control of the nonperforming party. Without limiting the foregoing, the party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

         12.6 Patent Marking. Gendux agrees to mark, and have its Affiliates and Sublicensees mark, all Agreement Products sold or otherwise distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

         12.7 Notices. All notices, requests and other communications hereunder shall be made in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address or fax number specified below, or such other address or fax number as may be specified in writing to the other party:

                  Gendux:                   Gendux, Inc.
                                            301 Congress Avenue, Suite 1850
                                            Austin, Texas 78701
                                            Attn: President
                                            Fax: (512) 708-9311

                  with a copy to:           Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304-1050
                                            Attn: Kenneth A. Clark
                                            Fax: (650) 493-6811

                  Introgen:                 Introgen Therapeutics, Inc.
                                            301 Congress Avenue, Suite 1850
                                            Austin, Texas 78701
                                            Attn: President
                                            Fax: (512) 708-9311

                  with a copy to:           Wilson Sonsini Goodrich & Rosati
                                            650 Page Mill Road
                                            Palo Alto, California 94304-1050
                                            Attn: Kenneth A. Clark
                                            Fax: (650) 493-6811

         12.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. Exclusive venue and jurisdiction of any disputes governed by this Agreement shall be in the federal courts for the State of Texas. The parties hereby consent to the jurisdiction of such courts.

         12.9 Compliance with Law. Gendux shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

         12.10 Modification; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by the party to be charged. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both parties hereto. No failure on the part of either party to exercise, and no delay in exercising any right under this Agreement or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

         12.11 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

         12.12 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties (or shall strike such provision in the absence of such substitute provision) and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         12.13 Entire Agreement. This Agreement (including the Exhibits hereto) together with the DTLA, the Development Agreement and the Services Agreement (including the respective Exhibits thereto), each entered into by the parties of even date, constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all prior negotiations, representations, agreements, and understandings, whether written or oral, between the parties with respect to such subject matter.

         12.14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.





            (The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals.


INTROGEN THERAPEUTICS, INC.

By: /s/ JAMES W. ALBRECHT, JR.
   ----------------------------------
Name:   James W. Albrecht, Jr.
     --------------------------------
Title:  Chief Financial Officer
      -------------------------------

GENDUX, INC.

By: /s/ DAVID G. NANCE
   ----------------------------------
Name:   David G. Nance
     --------------------------------
Title:  President & CEO
      -------------------------------

                                    EXHIBIT A

                                 ASSIGNED GENES


       ASSIGNED GENE                      CORRESPONDING ASSIGNED AGREEMENT
       -------------                      --------------------------------
           PTEN                     Option Agreement, dated May 21, 1998, by and
                                    between Imperial Cancer Research Technology
                                    Limited and Introgen Therapeutics, Inc.

                                    EXHIBIT B

                                 LICENSED GENES


       LICENSED GENE                    CORRESPONDING THIRD PARTY RIGHTS
       -------------                    --------------------------------

            C-CAM                   Patent and Delivery Technology License
                                    Agreement, dated July 20, 1994 by and
                                    between The University of Texas, M.D.
                                    Anderson Cancer Center and Introgen
                                    Therapeutics, Inc., as amended

            DBCCRI Option Agreement for Tumor Suppressor Genes, effective January 1, 1999, by and between Imperial Cancer Research Technology Limited and Introgen Therapeutics, Inc.

            RSK-3 Option Agreement for Tumor Suppressor Genes, effective January 1, 1999, by and between Imperial Cancer Research Technology Limited and Introgen Therapeutics, Inc.